                                                                   EXHIBIT 99.1


PRESS RELEASE                                                      TRADED: NYSE
FOR IMMEDIATE RELEASE                                               SYMBOL: ELK


FOR FURTHER INFORMATION:

Harold R. Beattie, Jr.
Sr. Vice President, Chief Financial Officer and Treasurer
(972) 851-0523


           ELKCORP RAISES EARNINGS OUTLOOK FOR THE MARCH 2003 QUARTER; ISSUES $25 MILLION OF NEW 4.69% SENIOR NOTES DUE JULY 15, 2007

DALLAS, TEXAS, March 18, 2003 . . . . ElkCorp said today that strong sales trends at its building products subsidiaries, combined with shingle price increases and significantly higher quarterly profit at its Ortloff subsidiary, will likely result in higher than previously forecast earnings for its March 2003 quarter. ElkCorp said it now expects that its earnings for the three months ending March 31, 2003, will likely exceed earlier guidance of $.23 per diluted share by $.02 to $.05 per diluted share.

ElkCorp also said that it has issued $25 million of its new 4.69% Senior Notes due July 15, 2007. The new Senior Notes require no principal amortization prior to maturity. Proceeds from the financing are intended to provide partial funding for ElkCorp's $75 million capacity expansion of its Tuscaloosa, Alabama roofing plant currently underway. Remaining funding for the project will be provided by operating cash flow and borrowing availability under ElkCorp's $100 million revolving credit facility. Currently scheduled for completion by May 2004, this 4 million square capacity expansion will increase ElkCorp's asphalt shingle manufacturing capacity by approximately 25%.

Thomas D. Karol, ElkCorp's Chairman of the Board and Chief Executive Officer, said, "We have experienced relatively strong early spring buying by our roofing customers. During January and February, we successfully implemented two price increases, totaling 8%, to recover near record high asphalt costs and increases in other energy related costs. Another price increase is scheduled for late March. Customer purchases in front of announced price increases and traditional industry-wide spring sales promotions will defer the full beneficial impact of these price increases into the June 2003 quarter, which is expected to compare favorably to the year-ago quarter in terms of shingle pricing vs. asphalt cost dynamics. We continue to believe that asphalt shingle products will remain in tight supply throughout the upcoming roofing season as a result of the restricted asphalt supplies currently available to the roofing and paving industries. In this supply constrained


                                                                           /more

PRESS RELEASE
ElkCorp
March 18, 2003
Page 2


environment, additional price increases will likely be available to offset any further asphalt cost escalation. Although our available asphalt supplies have been somewhat reduced at one location, our expected asphalt allocations and current shingle inventories should permit us to meet our sales goals.

"Ortloff's proprietary gas processing technology was selected for use in several key international projects during the quarter, including a major new gas processing project involving two different plant locations in Abu Dhabi, U.A.E. As a result, we expect quarterly operating profits in excess of $4 million during the March 2003 quarter at Ortloff. Our success on the Abu Dhabi project resulted from Ortloff's close collaboration with UOP, LLC under a joint marketing arrangement completed in fiscal 2002. UOP, LLC is a leading international supplier and licensor of process technology to the gas processing industry," he concluded.

SAFE HARBOR PROVISIONS

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "outlook," "believe," "estimate," "potential," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2002, and subsequent Forms 8-K and 10-Q.

                                    --------

ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).